EXHIBIT 23. 2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Corporate Executive Board Company 2004 Stock Incentive Plan of our reports dated February 2, 2004, except for Note 7, as to which the date is February 27, 2004, with respect to the consolidated financial statements and schedule of the Corporate Executive Board Company included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

     Baltimore, Maryland

     July 28, 2004